Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Actuate Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.000001 par value per share	Rule 457(c) and Rule 457(h)	2,946,473 shares (2)	$8.69 (3)	$25,604,850.37	.0001476	$3,779.27
Equity	Common stock, $0.000001 par value per share	Rule 457(h)	393,346 shares (4)	$2.97 (5)	$1,168,237.62	.0001476	$172.43
Equity	Common stock, $0.000001 par value per share	Rule 457(h)	369,971 shares (6)	$8.00 (7)	$2,959,768.00	.0001476	$436.86
Total Offering Amounts					$29,732,855.99		$4,388.57
Total Fee Offsets (8)							$0
Net Fee Due							$4,388.57

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of additional shares that may be issued pursuant to the above-named plans as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)	Represents 2,946,473 shares of common stock issuable under the Actuate Therapeutics, Inc. 2024 Stock Incentive Plan (the “2024 Plan”), which number consists of (a) 2,449,672 shares of common stock initially available for future grants under the 2024 Plan, and (b) 496,801 shares of common stock that remain available for issuance under the Actuate Therapeutics, Inc. 2015 Stock Incentive Plan (the “2015 Plan”), that became available for issuance under the 2024 Plan upon its effectiveness. To the extent outstanding awards under the 2024 Plan or the 2015 Plan are forfeited or lapse unexercised, the shares of common stock subject to such awards will be available for future issuance under the 2024 Plan. See footnote 4 below.

(3)	This estimate is made pursuant to Rule 457 of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $8.69 which is the average of the high and low prices for the registrant’s common stock as reported on The Nasdaq Stock Market LLC on August 13, 2024.

(4)	Represents 393,346 shares of common stock subject to outstanding options under the 2015 Plan. To the extent outstanding options under the 2015 Plan are forfeited or lapse unexercised, the shares of common stock subject to such awards will be available for future issuance under the 2024 Plan. See footnote 2 above.

(5)	This estimate is made pursuant to Rule 457 of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $2.97 per share, which is the weighted average exercise price of outstanding options granted under the 2015 Plan being registered.

(6)	Represents an aggregate 369,971 shares of common stock issuable upon the exercise of stock options to be granted to (a) the registrant’s non-employee directors upon the effectiveness of the registration statement for the issuer’s initial public offering, and (b) the registrant’s chief financial officer upon the closing of its initial public offering.

(7)	The computation is based upon the initial public offering price of the registrant’s common stock set forth on the cover page of the registrant’s prospectus dated August 13, 2024 relating to its initial public offering.

(8)	The Registrant does not have any fee offsets.